UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  September 4, 2007

JACOBS ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-88242	34-1959351
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

17301 West Colfax Ave, Suite 250, Golden, Colorado		80401
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  303-215-5200

N/A
(Former name of former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision.

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01              ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

See Items 2.01 and 9.01 below incorporated herein by this reference.

ITEM 2.01              COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On September 4, 2007, Jacobs Entertainment, Inc. (the “Company”) closed a Membership Interests Purchase Agreement and thereby acquired 100% of the membership interest in Jalou Fox, LLC, a Louisiana limited liability company (“Silver Fox”) for $13.7 million in cash.  The Company funded the purchase price with corporate funds and borrowings under its bank revolving credit line.

Silver Fox owns and operates a video poker truck plaza in Denham Springs, Louisiana.  The Company owns and operates 17 other similar facilities in Louisiana and has a share in revenue of an 18th location.

Silver Fox was acquired from Gameco Holdings, Inc. (“Gameco”) an affiliate of the Company.  Gameco is owned and controlled by Richard E. Jacobs and Jeffrey P. Jacobs who also, directly and indirectly through family trusts, also control the Company.  Richard E. Jacobs is a director of the Company and Jeffrey P. Jacobs is a director and Chief Executive Officer of the Company.

The purchase price of $13.7 million paid by the Company for the Silver Fox was determined in accordance with the Company’s credit facilities and was the lesser of (i) 7 multiplied by the Silver Fox EBITDA for the four quarters ended June 30, 2007 and (ii) the result of (x) the aggregate consideration paid by Gameco for such video poker truck plaza plus (y) the Silver Fox video truck plaza EBITDA for the four quarters ended June 30, 2007 plus or minus (z) an adjustment for working capital.

ITEM 9.01              FINANCIAL STATEMENTS AND EXHIBITS

Filed herewith is the following:

(a)	Financial statements of business acquired:

Not required because the acquisition does not meet applicable materiality tests.

(b)	Pro forma financial information:

Not required because the acquisition does not meet applicable materiality tests.

(c)	Not applicable.

(d)	Exhibit No.	Description

	3.78	Articles of Organization of Jalou Fox, LLC.

	3.79	Limited Liability Company Agreement of Jalou Fox, LLC.

	10.28	Membership Interests Purchase Agreement effective September 4, 2007 between Jacobs Entertainment, Inc. and Jalou Fox, LLC regarding the Silver Fox video truck plaza.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACOBS ENTERTAINMENT, INC.

Date: September 5, 2007	By:	/s/ Brett A. Kramer
Brett A. Kramer
Chief Financial Officer